EXHIBIT 99.1

IAL President & COO Announces Retirement

International Aluminum Corporation - N.Y.S.E.

Ticker Symbol - IAL

International Aluminum Corporation announced that David C. Treinen, President and Chief Operating Officer, has advised the Company’s Board of Directors at its February 9, 2005 meeting that he will be retiring at the end of the Company’s current fiscal year which ends June 30th.  Mr. Treinen has been employed by the Company since 1964 and has been an officer of the Company since 1969.  He served as Senior Vice President – Finance/Administration for 27 years prior to being elected President in June of 2000.  Mr. Treinen has also served on the Company’s Board of Directors since 1993 and will remain on the Board.

Commenting on Mr. Treinen’s retirement, Cornelius Vanderstar, Chairman and CEO commented “I would like to thank Dave for his outstanding service to the Company over the last 40 plus years.  I wish him a happy and well earned retirement while at the same time am pleased that we will have the continued benefit of his contribution as a member of our Board.”

Ronald L. Rudy, the Company’s current Senior Vice President-Operations, has been elected by the Board to succeed Mr. Treinen as President and Chief Operating Officer.  Mr. Rudy has been employed by the Company since 1972 and a director since 2000.  He served in various sales and management positions with the Company prior to election to his current position in June of 1995.

February 14, 2005